23.1

               CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements No. 0032939 of Viper Networks, Inc. pertaining to the with respect to the consolidated financial statements and schedule of Viper Networks, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Viper Network, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2002.


/s/ Armando C. Ibarra
__________________________
ARMANDO C. IBARRA, CPA
Chula Vista, Ca. 91910
March 8, 2005